EXHIBIT 4.158

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

NOTE GUARANTY INSURANCE POLICY

OBLIGATIONS:	Rental Car Finance Corporation (“Issuer”) Policy No: AB0981BE

    $600,000,000 Series 2006-1

    Floating Rate Rental Car Asset Backed Notes, Class A

EFFECTIVE DATE:	March 28, 2006

Ambac Assurance Corporation, a Wisconsin-domiciled stock insurance company (the “Insurer”), in consideration of the payment of the Premium and subject to the terms of this Note Guaranty Insurance Policy (together with each and every endorsement, if any, hereto) (this “Policy”), hereby unconditionally and irrevocably guarantees, subject only to (i) prior presentation of a Notice (as defined below) in accordance with the terms of this Policy and (ii) the terms of this Policy, to each Owner that an amount equal to each full and complete Insured Payment on each Payment Date will be paid to Deutsche Bank Trust Company Americas, or its successor, as trustee for the Owners (the “Trustee”), on behalf of the Owners by the Insurer, for distribution by the Trustee to each Owner of each Owner’s proportionate share of the Insured Payment (as specified in the Agreement). The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are paid to the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations (including any early redemption), unless such acceleration is at the sole option of the Insurer. The Insured Payments do not include and this Policy does not insure any distributions of any Series 2006-1 Controlled Distribution Amount or any premium on the Obligations, including any Series 2006-1 Note Prepayment Premium.

Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Issuer or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Insurer will pay any Insured Payment that is a Preference Amount to be paid pursuant to an Order (as defined below) on or before the second Business Day following receipt on a Business Day by the Insurer in New York, New York of:

(i)            a certified copy of the final nonappealable order of a court having competent jurisdiction ordering the recovery by a trustee in bankruptcy as voidable preference amounts included in previous distributions of principal of or interest on the Obligations to any Owner pursuant to the United States Bankruptcy Code (an “Order”);

(ii)          a certificate by or on behalf of such Owner or the Trustee that the Order has been entered and is not subject to appeal or stay;

(iii)         an assignment in such form as reasonably required by the Insurer, duly executed and delivered by the Trustee on behalf of the Owners, irrevocably assigning to the Insurer all rights and claims of the Owners or the Trustee relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such Preference Amount;

(iv)         appropriate instruments to effect (when executed by the affected party) the appointment of the Insurer as agent for the Trustee and any Owner in any legal proceeding relating to such preference payment, such instruments being in a form satisfactory to the Insurer; and

(v)         a notice;

provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal of the Obligations prior to the time the Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph hereof. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the Order on behalf of the Owner and not to any Owner or Trustee directly unless such Owner or Trustee has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to the Trustee on behalf of such Owner.

The Insurer will pay any other amount payable hereunder no later than 12:00 noon, New York City time, on the later of the Payment Date on which the related Deficiency Amount is due or the Business Day following receipt in New York, New York on a Business Day by the Insurer of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it will be deemed to be received on the following Business Day. If any such Notice received by the Insurer is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Insurer for purposes of this and the prior paragraph, and the Insurer shall promptly so advise the Trustee and the Trustee may submit an amended Notice.

Notwithstanding the foregoing, with respect to amounts payable hereunder on account of a Series 2006-1 Monthly Interest Shortfall only, if (i) the sum of the Series 2006-1 Letter of Credit Amount, the Cash Liquidity Amount and any amounts on deposit in the Series 2006-1 Accrued Interest Account, each as of the date which is two (2) Business Days prior to a Payment Date, and the Interest Rate Cap Payment expected to be received on such Payment Date are insufficient to pay the Series 2006-1 Accrued Interest Amount on such Payment

Date (such shortfall, if any, the “Insured Interest Shortfall”) and (ii) the Trustee has submitted written notice thereof to the Series 2006-1 Insurer certifying the matters described in clause (i) above by no later than 2:00 p.m. New York City time, at least two (2) Business Days prior to such Payment Date, then the Series 2006-1 Insurer will pay an amount equal to the lesser of (x) such Insured Interest Shortfall and (y) the amount identified in the Notice received in accordance with the foregoing paragraph no later than 12:00 noon, New York City time, on such Payment Date following receipt by the Series 2006-1 Insurer on such Payment Date of such Notice; provided that if such Notice is received after 9:00 a.m., New York City time, on such Payment Date, it will be deemed to be received at 8:00 a.m., New York City time, on the following Business Day.

In addition, at any time after the occurrence of an Amortization Event, the Insurer may, in its sole discretion, direct the Trustee to submit a claim hereunder for the payment on the next succeeding Payment Date of an amount equal to the amount by which the Series 2006-1 Outstanding Principal Amount as of such date exceeds the amount on deposit in the Series 2006-1 Distribution Account on such date for the payment of principal after making all allocations, deposits and claims under available credit enhancement for such Payment Date. The Insurer will pay such amount in the manner described in the two immediately preceding paragraphs.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Insurer to the Trustee, on behalf of the Owners, by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

The Insurer shall be subrogated to the rights of each Owner and Trustee to receive payments under the Obligations to the extent of any payment by the Insurer under this Policy.

As used herein, the following terms shall have the following meanings:

“Agreement” means the Base Indenture, dated as of December 13, 1995, between the Issuer and the Trustee, as amended by the amendment thereto dated as of December 23, 1997 and supplemented by the Series 2006-1 Supplement, dated as of March 28, 2006, between the Issuer and the Trustee, without regard to any amendment, supplement or modification thereto, unless such amendment or supplement has been approved in writing by the Insurer.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Insurer or banking institutions in New York City or in the city in which the corporate trust office of the Trustee is located are authorized or obligated by law or executive order to close.

“Deficiency Amount” means (a) with respect to any Payment Date, the Series 2006-1 Monthly Interest Shortfall for such Payment Date and (b) with respect to the Series 2006-1 Termination Date, the Series 2006-1 Principal Shortfall.

“Insured Payment” means (i) as of any Payment Date, the amount due under clause (a) of Deficiency Amount, (ii) as of any date that such amount arises, any Series 2006-1 Preference Amount in respect of a payment of interest on the Obligations, (iii) as of the Series 2006-1 Termination Date, the amount due under clause (b) of Deficiency Amount and (iv) as of the Series 2006-1 Termination Date and thereafter, any Preference Amount in respect of a payment of principal of the Obligations.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail from the Trustee to the Insurer specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Owner” means each Series 2006-1 Noteholder (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Obligations to payment thereunder.

“Preference Amount” means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction, as a result such Owner is required to return or has returned such voided payment.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy, without giving effect to any subsequent amendment to or modification of the Agreement unless such amendment or modification has been approved in writing by the Insurer.

Any notice hereunder or service of process on the Insurer may be made at the address listed below or such other address as the Insurer shall specify in writing to the Trustee.

The notice address of Ambac Assurance Corporation is One State Street Plaza, New York, New York 10004, Attention: General Counsel, telephone number (212) 668-0340 and facsimile number (212) 509-9190, or such other address as the Insurer shall specify to the Trustee in writing.

This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Obligations.

For purposes of this Policy, the amount due on the Obligations at any time shall be deemed to have been reduced by the amount of any payment made by or on behalf of the Issuer to an Owner or the Trustee, which payment shall have been made in respect of the amounts due on the Obligations.

Upon any payment hereunder, in furthermore and not in limitation of the Insurer’s equitable right of subrogation and the Insurer’s rights under the Insurance Agreement and Acknowledgement and Consents (as defined in the Insurance Agreement), the Insurer shall be subrogated to the rights of the Owners and the Trustee to receive any and all amounts due in respect of the Obligations as to which an Insured Payment was made.

This Policy and the obligations of the Insurer hereunder shall terminate upon the earliest of: (i) the payment by the Insurer to the Trustee of all Insured Payments; (ii) the date on which the Obligations have been paid in full and as of one year following the date on which such Obligations have been paid in full, no legal action shall have been commenced seeking to recover as a voidable preference by a trustee in bankruptcy any amount previously distributed to an Owner on the Obligations; and (iii) the date on which the Insurance Agreement is terminated, pursuant to the terms thereof.

This Policy sets forth in full the undertaking of the Insurer and, except as expressly provided herein, may not be modified, altered or affected by any other agreement or instrument, including any modification or amendment thereto and may not be cancelled or revoked.

No Person other than the Trustee shall be entitled to present the Notice.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed this 28th day of March, 2006.

AMBAC ASSURANCE CORPORATION
Attest: Title:	By: Name: Title:

[Signature Page to DTAG 2006-1 Policy]

EXHIBIT A

TO NOTE GUARANTY INSURANCE POLICY

NUMBER: AB0981BE

NOTICE UNDER NOTE GUARANTY

INSURANCE POLICY

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

Attention: General Counsel

The undersigned individual, a duly authorized officer of Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), hereby certifies to Ambac Assurance Corporation (“Ambac”), with reference to Note Guaranty Insurance Policy Number: AB0981BE (the “Policy”) issued by Ambac in respect of the Issuer’s $600,000,000 Series 2006-1, Floating Rate Rental Car Asset Backed Notes, Class A (the “Obligations”), that:

(i)           The Trustee is the Trustee under the Base Indenture, dated as of December 13, 1995, between the Issuer and the Trustee, as amended by the amendment thereto dated as of December 23, 1997 and supplemented by the Series 2006-1 Supplement, dated as of March 28, 2006, between Rental Car Finance Corp., as Issuer (the “Issuer”) and the Trustee;

(ii)          the Deficiency Amount for the [Payment Date occurring on____________] or [the Series 2006-1 Termination Date] (the “Applicable Payment Date”) is $____________ (the “Deficiency Amount”);

(iii)        the amount of previously distributed Insured Payments on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the Bankruptcy Code in accordance with a final nonappealable order of a court having competent jurisdiction is $ ________ (the “Preference Amount”);

(iv)         the total Insured Payment due is $____________, which amount equals the sum of the Deficiency Amount and the Preference Amount;

(v)          the Trustee is making a claim under and pursuant to the terms of the Policy for the dollar amount of the Insured Payment set forth in (ii) above to be applied to the payment of the Deficiency Amount for the Applicable Payment Date in accordance with the Agreement and for the dollar amount of the Insured Payment set forth in (iii) above to be applied to the payment of any Preference Amount; and

(vi)         the Trustee directs that payment of the Insured Payment be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy: [                              ], ABA: [                    ], Account No.: [              ].

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Any capitalized term used in this Notice and not otherwise defined herein shall have the meaning assigned thereto in the Policy.

Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

IN WITNESS WHEREOF, the Trustee has executed and delivered this Notice under the Policy as of the ____ day of ___, ____.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By: Name: Title:

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